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                                                                      EXHIBIT 18
March 17, 2003


To the Shareholder and Board of Directors
WCI Steel, Inc. and Subsidiaries
Warren, Ohio


Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of WCI Steel, Inc. and Subsidiaries (the "Company") for the three months ended January 31, 2003, and have read the Company's statements contained in Note 2 to the condensed consolidated financial statements included therein. As stated in Note 2, the Company changed its method of accounting for inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method and states that the newly adopted accounting principle is preferable in the circumstances because the cost of inventories determined under the LIFO inventory valuation method have been the same as the cost as determined under the FIFO method which has resulted in the Company having no LIFO inventory valuation reserve as of October 31, 2001 or 2002. In addition, the Company has experienced deflation in the cost of its inventories over the past two years and, as such, believes that the FIFO method better matches current production costs with amounts recognized in cost of goods sold. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to October 31, 2002, nor have we audited the information set forth in the aforementioned Note 2 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.


Very truly yours,


/S/  KPMG LLP